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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-46162 and 333-38632) of Moldflow Corporation of our report dated August 8, 2000, related to the consolidated financial statements and financial statement schedule of Moldflow Corporation, which is included in this Annual Report on Form 10-K for the year ended June 30, 2000.

PricewaterhouseCoopers LLP

Boston, Massachusetts
September 22, 2000